As filed with the Securities and Exchange Commission on September 7, 2016

Registration No. 333-213292

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVEXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	90-1038273
(State or other jurisdiction of incorporation or	(Primary Standard Industrial	(I.R.S. Employer
organization)	Classification Code Number)	Identification No.)

2275 Half Day Rd, Suite 160

Bannockburn, Illinois 60015

(847) 572-8280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean P. Nolan

President and Chief Executive Officer

AveXis, Inc.

2275 Half Day Rd, Suite 160

Bannockburn, Illinois 60015

(847) 572-8280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta	Mark V. Roeder
Darren DeStefano	Brian J. Cuneo
Joshua A. Kaufman	Latham & Watkins LLP
Cooley LLP	140 Scott Drive
1114 Avenue of the Americas	Menlo Park, California 94025
New York, New York 10036	(650) 328-4600
(212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-213292)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registration Statement shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-213292) is filed pursuant to Rule 462(d) solely to add an updated Exhibit 5.1 with respect to such Registration Statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits and Financial Statement Schedules

(a)                                 Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated hereby by reference.

(b)                                 Financial Statement Schedules.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on the 7th day of September, 2016.

AVEXIS, INC.

By:	/s/ Sean P. Nolan
Sean P. Nolan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sean P. Nolan	President, Chief Executive Officer and Director	September 7, 2016
Sean P. Nolan	(principal executive officer)

*	Chief Financial Officer	September 7, 2016
Thomas J. Dee	(principal financial officer and principal accounting officer)

*	Chief Scientific Officer and Director	September 7, 2016
Brian K. Kaspar

*	Chairman of the Board of Directors	September 7, 2016
Daniel Welch

*	Director	September 7, 2016
Terrence C. Kearney

*	Director	September 7, 2016
Paul B. Manning

*	Director	September 7, 2016
Jonathan Leff

*	Director	September 7, 2016
Carole Nuechterlein

*	Director	September 7, 2016
Bong Y. Koh

*	Director	September 7, 2016
Frank Verwiel

*By:	/s/ Sean P. Nolan
Sean P. Nolan
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1+	Form of Underwriting Agreement.

3.1	Fifth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on February 17, 2016).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on February 17, 2016).

4.1	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 9, 2016).

4.2	Form of Warrant to purchase shares of Class B-2 Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed on October 15, 2015).

5.1	Opinion of Cooley LLP.

10.1

Third Amended and Restated Investor Rights Agreement dated September 3, 2015 among the Registrant and certain of its stockholders (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on October 15, 2015).

10.1.1

Amendment, Waiver and Joinder to Third Amended and Restated Investor Rights Agreement, effective as of October 13, 2015, among the Registrant and certain of its stockholders (incorporated by reference to Exhibit 10.1.1 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.2#	Amended and Restated 2014 Stock Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.3#	Form of Stock Incentive Award Agreement under 2014 Stock Plan, as amended to date (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.4#	Form of Exercise Notice and Agreement under 2014 Stock Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.5#	2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on February 1, 2016).

10.6#

Form of Stock Option Grant Notice and Stock Option Agreement under 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 filed on February 1, 2016).

10.7#	Non-Employee Directors’ Compensation Policy (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 filed on February 1, 2016).

10.8†	License Agreement dated March 21, 2014 between the Registrant and REGENXBIO Inc. (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.9†

License Agreement dated May 29, 2015 between the Registrant and Asklepios BioPharmaceutical, Inc. (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.10†

Amended and Restated Exclusive License Agreement dated January 13, 2016 between the Registrant and Nationwide Children’s Hospital (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.11

Office Lease dated July 21, 2015 between the Registrant and Wanxiang Bannockburg, L.L.C. (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.11.1+	First Amendment to Office Lease dated July 15, 2016 between the Registrant and Wanxiang Bannockburg, L.L.C.

10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 filed on February 1, 2016).

10.13#

Executive Employment Agreement dated August 7, 2014 between the Registrant and John Carbona (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.14#

Severance Benefits Agreement dated April 30, 2015 between the Registrant and John A. Carbona (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.15#	Employment Agreement dated June 8, 2015 between the Registrant and Sean Nolan (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.16#	Consulting Agreement dated January 28, 2014 between the Registrant and Brian K. Kaspar (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.17#

Restricted Stock Purchase Agreement dated January 28, 2014 between the Registrant and Brian K. Kaspar (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.18#

Employment Agreement dated January 1, 2016 by and between the Registrant and Brian K. Kaspar (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.19#

Employment Agreement dated July 24, 2015 by and between the Registrant and Thomas J. Dee (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 filed on January 15, 2016).

10.20#

Employment Agreement dated August 7, 2015 by and between the Registrant and Sukumar Nagendran (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-1 filed on January 15, 2016).

23.1+	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

+       Previously filed.

#       Indicates management contract or compensatory plan.

†       Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933.